                                                                Exhibit 10(eee)

                                                            February 10, 1994



Mr. Charles T. Fisher, III
Tower 100
Suite 2412
Renaissance Center
Detroit, Michigan 48243

Dear Chick:

                 This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees:

                 1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation ("AMR") and American Airlines, Inc. for the period beginning on and after January 1, 1994, and ending upon December 31, 1994, shall be paid to you on a deferred basis as set forth below.

                 2. Interest shall be accrued on the amounts to be paid on a deferred basis pursuant to paragraph 1 above, from the date such fees would otherwise have been paid to the date actually paid, at the prime rate which The Chase Manhattan Bank (National Association) from time to time charges in New York for 90-day loans to responsible commercial borrowers, such interest to be compounded monthly.

                 3. The total amount to be paid on a deferred basis plus the aggregate amount of interest accrued thereon and to accrue on the portion unpaid from time to time shall be paid to you in four installments as follows:

                          a)      on January 1, 1999, 25% of the deferred fees
and 25% of     the     interest accrued through December 31 of the immediately
preceding year;

                          b)      on January 1, 2000, 25% of the deferred fees
and 25% of     the     interest accrued through December 31 of the immediately
preceding year;

                          c)      on January 1, 2001, 25% of the deferred fees
and 25% of     the    interest accrued through December 31 of the immediately
preceding year;      and

                    d) on January 1, 2002, 25% of the deferred fees and all interest accrued and remaining to be paid on such payment date.

         4. AMR's obligation to make payments pursuant to paragraph 3 hereof shall not be released or modified by reason of your death: In the event of your death prior to your retirement from the Board of AMR, the amount deferred and all interest accrued thereon shall be made to Charles T. Fisher, III, trustee, under the Charles T. Fisher, III Revocable Living Trust, dated March 24, 1988, as amended.

         If the foregoing is satisfactory to you, please indicate by signing and returning the enclosed copy of this letter.

                                               Very truly yours,


                                               /S/ Charles D. MarLett
                                               Charles D. MarLett
                                               Corporate Secretary



Accepted and agreed:




/S/ Charles T. Fisher, III
Charles T. Fisher, III